QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.29

EXTENSION OF WAIVER TERMINATION DATE

February 14, 2005

Inter-American Development Bank
Private Sector Department
1300 New York Avenue, N.W.
Washington, D.C. 20577
Attention: Loan Administration Unit

Export Development Canada
151 O'Connor Street
Ottawa, Ontario
Canada
K1A 1K3
Attention: Special Assets Unit

Ladies and Gentlemen:

        Reference is made to the Eighth Amendment and Limited Term Waiver Agreement dated as of February 13, 2004 (the "Eighth Amendment") between among SR Telecom Inc., a corporation duly organized and validly existing under the laws of Canada ("SRT"), Comunicación y Telefonía Rural S.A., a sociedad anónima duly organized and validly existing under the laws of Chile (the "Borrower"), Export Development Canada (formerly Export Development Corporation), a corporation established by an Act of the Parliament of Canada ("EDC"), and Inter-American Development Bank, an international organization established by the Articles of Agreement among its member countries ("IDB", together with EDC, the "Senior Lenders"). Capitalized terms used herein and defined in the Eighth Amendment shall have the same respective meanings herein.

        Pursuant to Section 6 of the Eighth Amendment, the Eighth Amendment will expire upon the earliest date of occurrence of any of the events listed therein. Section 6(a) of the Eighth Amendment lists February 14, 2005 as one such event. In view of the fact that the parties hereto continue to review the terms of documentation related to a secured debt facility to be entered into by SRT, which transaction will require the consent of the Senior Lenders and the final terms of which are anticipated to materially impact the scope and terms of such consent, each of the parties hereto agree, subject to the conditions specified in the last paragraph of this letter, that:

        (1)   Section 6(a) of the Eighth Amendment is hereby amended in its entirety to read as follows:

          "(a) March 31, 2005;";

        (2)   Section 6(h) of the Eighth Amendment is hereby amended in its entirety to read as follows:

          "(h) the date that (i) any secured creditor of the Borrower or SRT initiates steps to, or notifies the Borrower or SRT of its intent to, foreclose on any assets of the Borrower or SRT, with respect to which such creditor holds a Lien or (ii) the Senior Lenders shall have provided written notice to the Borrower following the initiation by any creditor of SRT of a suit or proceeding against SRT for the payment of an amount in excess of US$50,000 or initiates an action or proceeding to, or does, obtain an attachment or lien on any asset of SRT either having a value in excess of US$50,000 or in order to provide payment for an obligation of SRT in excess of US$50,000;";

        (3)   Section 6(i) of the Eighth Amendment is hereby amended by deleting the "." and at the end of such section and inserting ";" in place thereof;

        (4)   Section 6 of the Eighth Amendment is hereby amended by inserting the following subsections after Section 6(i):

          "(j)  the date that the Senior Lenders shall have provided written notice to SRT following: (i) the inclusion in the opinion of independent certified public accountants accompanying SRT's 2004 annual financial statements of a qualification, assumption or exception regarding SRT's status or prospects as a "going concern" (or other statement to similar effect) or (ii) the failure of SRT to provide the Senior Lenders, on or prior to April 1, 2005, SRT's 2004 annual financial statements including an opinion of independent certified public accountants thereon;

          (k)   the date that the Senior Lenders shall have provided written notice to the Borrower following the failure of the Borrower or SRT to provide to, or as directed by, IDB funds in the amount of US$45,000 for all reasonable out-of-pocket costs and expenses of the Senior Lenders (including, without limitation, the reasonable fees and expenses of legal counsels and consultants to the Senior Lenders) on or prior to February 18, 2005; and

          (l)    the date that the Senior Lenders shall have provided written notice to the Borrower following a breach of Section 8.21 of the Common Agreement.";

        (5)   Section 10(k)(vii) of the Eighth Amendment is hereby amended by deleting the "." and at the end of such section and inserting "; and" in place thereof; and

        (6)   Section 10 of the Eighth Amendment is hereby amended by inserting the following subsection after Section 10(k):

2

        "(l) the Borrower or SRT, as the case may be, shall provide the Senior Lenders with evidence of all Subordinated Indebtedness other than Subordinated Indebtedness evidenced by the documentation described in clause (f) above.".

        Each of SRT and the Borrower covenants and agrees that the Transaction Documents and the provisions thereof are and remain legal, valid and binding obligations of each of SRT and the Borrower enforceable in accordance with their terms, and remain in full force and effect except as amended or modified hereby, and each of SRT and the Borrower hereby reaffirms, reconfirms and restates, all such obligations, as so modified, to the Senior Lenders. Each of SRT and the Borrower hereby expressly acknowledges and agrees that nothing in this letter or in any document or instrument executed in connection with or pursuant to this letter shall constitute a satisfaction as to all or any portion of the Obligations.

3

        The amendments provided in this letter shall become effective on the date on which each of the Senior Lenders shall have received an executed a counterpart of this letter from each other Senior Lender, the Borrower and SRT.

Very truly yours,
SR TELECOM INC.
		By	/s/ DAVID ADAMS Name: David L. Adams Title: S.r. VP Finance and CFO
		By	/s/ PIERRE ST-ARNAUD Name: Pierre St-Arnaud Title: President and CEO
COMUNICACIÓN Y TELEFONÍA RURAL S.A.
		By	/s/ DAVID ADAMS Name: David L. Adams Title: Director
ACKNOWLEDGED, ACCEPTED AND AGREED
EXPORT DEVELOPMENT CANADA
By	/s/ SEAN MITCHELL Name: Sean Mitchell Title: Manager Special Risks
By	/s/ BRUCE DUNLOP Name: Bruce Dunlop Title: Portfolio Manager

INTER-AMERICAN DEVELOPMENT BANK
By	/s/ HIROSHI TOYODA Name: Hiroshi Toyoda Title: Manager, Private Sector Department

QuickLinks

Exhibit 4.29
EXTENSION OF WAIVER TERMINATION DATE